UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 13, 2010

BIDGIVE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-49999	13-4025362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3538 Caruth Blvd., Suite 200 Dallas, Texas 75225
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (972) 943-4185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.  Changes in Control of Registrant.

On September 13, 2010, Vincent & Rees, L.C. (the “Buyer”), entered into a Stock Purchase Agreements (the “SPA”) with certain holders of an aggregate of 181,328 shares of common stock, by which the Buyer agreed to purchase the Sellers’ common stock.  Following the completion of the Stock Purchase Agreement, on September 13, 2010, Vincent & Rees, L.C. (the “Buyer”), a Utah limited liability company, entered into a Subscription Agreement (the “Subscription Agreement”) with the Registrant whereby it purchased 8,000,000 shares of the Registrant for $240,000, or $0.03 per share.  The proceeds of this sale were to be used to pay off certain liabilities of the Registrant.

At the closing of the SPA and the Subscription Agreement, the Buyer became the holder of an aggregate of approximately 96.6% of the Company’s outstanding shares of common stock.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2010, the Board of Directors, while accepting the resignations of James P. Walker as President and Chief Executive Officer and Rebecca Richardson-Blanchard as interim Chief Financial Officer and Ronald Gardner as director, and elected Mr. David M. Rees to serve on the Board of Directors and as the President of the Company.  Mr. Walker will continue as a director of the Company for a certain period of time.

David M. Rees has been a partner in the Salt Lake City firm of Vincent & Rees, L.C., a law and business advisory firm, since 2004.  From 2002 to 2004, David served as CEO of English Language Learning and Instruction System, a publicly traded educational software company in Sandy, Utah.  David has also acted as general counsel to numerous public and private companies.  David was an associate in the Mergers & Acquisitions and Corporate Finance departments at the law firm of Skadden, Arps, Slate, Meagher & Flom in New York, NY. David received his B.A. in History from Weber State University in 1990 and his J.D. from New York University in 1993.  David is 43 years of age.

Mr. Rees will serve in their respective positions with the Company until the next respective annual meetings of the Board of Directors and shareholders of the Company or until their successors have been elected and qualified or their prior resignations.

No compensation arrangements have been made with Mr. Rees.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

BIDGIVE INTERNATIONAL, INC.

Date:	September 17, 2010	By:	/s/David M. Rees
David M. Rees
President